Exhibit 14.1

As Adopted by
Board of Directors
on May 19, 2003

GAINSCO, INC.
CODE OF ETHICS
FOR SARBANES-OXLEY SECTION 406 OFFICERS

The Board of Directors of GAINSCO, INC. (“GAINSCO”) has adopted the following Code of Ethics for the principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions (the “Covered Officers”) of GAINSCO. This Code is intended to satisfy the requirements of Section 406 of the Sarbanes-Oxley Act of 2002 and the rules adopted thereunder by the Securities and Exchange Commission (“SEC”), and shall be interpreted consistently therewith.

Additional policies, procedures and practices are in effect at GAINSCO and its subsidiaries including a Code of Business Conduct for All Employees, and they are not repealed or replaced by this Code and remain applicable to the Covered Officers to the extent not inconsistent with this Code.

As used in this Code, (i) “Company” means GAINSCO and its subsidiaries collectively, (ii) “you” means each employee of the Company, (iii) “we” and “our” refer to the Company, (iv) “Board” refers to the Board of Directors of GAINSCO, and (v) “Audit Committee” refers to the Board’s Audit Committee.

GENERAL PHILOSOPHY

The Board expects the Covered Officers to act in accordance with this Code of Ethics in their dealings with current and potential customers, consumers, fellow employees, competitors, government and self-regulatory agencies, the media, and anyone else with whom they have contact.

This Code of Ethics:

–	Requires the highest standards for honest and ethical conduct, including proper and ethical procedures for dealing with actual or apparent conflicts of interest between personal and professional relationships.

–	Requires full, fair, accurate, timely and understandable disclosure in reports and documents required to be filed by GAINSCO with, or submitted to, the SEC and in other public communications made by GAINSCO.

–	Requires compliance with applicable laws, rules and regulations.

–	Addresses potential or apparent conflicts of interest and provides guidance to Covered Officers regarding avoiding such conflicts and communicating them to GAINSCO or its representatives.

–	Requires the highest level of confidentiality and fair dealing within and outside GAINSCO.

–	Requires reporting of any violation of this Code of Ethics.

CONFLICTS OF INTEREST - GENERAL

A “conflict of interest” occurs when a person’s private interest interferes or appears to interfere in any material way with the interests of GAINSCO or the performance of that person’s duty to GAINSCO’s shareholders or customers. Covered Officers are expected to avoid all situations that might lead to a real or apparent conflict between the individual’s self-interest and his or her duties and responsibilities as a Covered Officer of GAINSCO. This means, among other things, that Covered Officers should avoid situations that might lead a reasonable person to think that he or she had a conflict of interest, even if there is no actual conflict. It is important to avoid even the appearance that one’s conduct is inconsistent with the highest ethical standards. Any position or interest, financial or otherwise, which could materially conflict with an individual’s performance as a Covered Officer of GAINSCO, or which affects or could reasonably be expected to affect his or her independence or judgment concerning transactions between GAINSCO and its customers, suppliers or competitors or otherwise reflects negatively on GAINSCO should be considered a conflict of interest.

PUBLIC DISCLOSURES

You shall not take or facilitate any action inconsistent with the Company’s policy to make all disclosures in reports and documents filed by GAINSCO with, or submitted to, the SEC and in other public communications made by GAINSCO, full, fair, accurate, timely and understandable.

CORPORATE OPPORTUNITIES

Using confidential information about GAINSCO or its businesses, employees, agents, officers, directors, customers, consumers or suppliers for personal benefit or disclosing such information to others outside a Covered Officer’s normal duties is prohibited.

Covered Officers of GAINSCO are prohibited from:

–	Personally benefiting from opportunities that are discovered through the use of GAINSCO’s property, contacts, information or position.

–	Accepting employment or engaging in a business (including consulting or similar arrangements) that may conflict with the performance of their duties or GAINSCO’s interest.

–	Soliciting, demanding, accepting or agreeing to accept anything of value from any person in conjunction with the performance of their employment or duties at GAINSCO.

–	Acting on behalf of GAINSCO in any transaction in which their immediate family has a significant direct or indirect financial interest.

INSIDER TRADING

In the course of his or her employment with GAINSCO, a Covered Officer may become aware of information regarding the business, operations or securities of GAINSCO or other companies that has not been made public. The use of such nonpublic or “inside” information about GAINSCO or another company for his or her financial or other benefit not only is unethical, but also is a violation of law if the information is material. U.S. law makes it unlawful for any person who has material nonpublic information about a company to trade the stock or other securities of GAINSCO or to disclose such information to others who may trade. Violation of such laws may result in civil and criminal penalties, including fines and jail sentences. GAINSCO will not tolerate the improper use of inside information. These prohibitions also apply outside the U.S.

Material inside information is information which is not available to the general public and which could influence a reasonable investor to buy, sell or hold stock or securities. While it is not possible to identify in advance all information that could be viewed as material inside information, information regarding the following subjects may be material:

–	GAINSCO’s performance, including earnings and dividend actions.

–	Financial results and forecasts.

–	Possible mergers, acquisitions, divestitures and investments.

–	Obtaining or losing important contracts.

–	Major litigation developments.

Information is considered to be nonpublic unless it has been adequately disclosed to the public and there has been sufficient time and opportunity for the market as a whole to assimilate the information. Generally, this means that the information has been available to the public for at least one business day.

If a Covered Officer is aware of nonpublic material information related to GAINSCO, or to firms negotiating or competing with GAINSCO, the Covered Officer may not buy or sell shares or other securities of GAINSCO or the other firms. Such information may not be disclosed to anyone, other than GAINSCO employees or appropriate agents or representatives who have established their need to know, until the information has been adequately disclosed to the public by authorized GAINSCO officials.

As with investments, a Covered Officer should not evade these guidelines by acting through anyone else or by giving inside information to others for their use even if he or she will not financially benefit from it. If a Covered Officer has any doubt about what the Covered Officers can or cannot do in this area, the Covered Officer should contact the Chairman of the Audit Committee.

INVESTMENTS

A Covered Officer may not allow his or her investments to influence, or appear to influence, his or her independent judgment on behalf of GAINSCO. This influence could happen in many ways, but it is most likely to create the appearance of a conflict of interest if the Covered Officer has an investment in a competitor, supplier or customer, and his or her decisions may have a business impact on this outside party. If there is any doubt about how an investment might be perceived, it should be disclosed to management.

Covered Officers are also prohibited from directly or indirectly buying, or otherwise acquiring rights to any property or materials, when he or she knows that GAINSCO may be interested in pursuing such an opportunity and the information is not public.

EXTENSIONS OF CREDIT

It is now unlawful for GAINSCO, directly or indirectly, including through any subsidiary, to extend or maintain credit, to arrange for the extension of credit, or to renew an extension of credit, in the form of a personal loan to or for any Covered Officer.

OUTSIDE BUSINESS RELATIONSHIPS

Before agreeing to act as a director, officer, consultant, or advisor for any other business organization, all Covered Officers should notify the Chairman of the Audit Committee.

ACCURACY OF COMPANY RECORDS

You shall not take or facilitate any action inconsistent with (i) the Company’s duty to make and retain books, records and accounts that, in reasonable detail, accurately and fairly reflect the Company’s transactions and the disposition of its assets and conform to applicable legal requirements and generally accepted accounting principles for financial reporting in the United States, (ii) the Company’s maintenance of an appropriate system of internal accounting controls to assure that each transaction conforms to management’s general or specific authorization, and (iii) the Company’s policy that no entry may be made on the Company’s books and records that misrepresents, hides or disguises the true nature of any transaction.

You shall not take or facilitate any action inconsistent with the Company’s policy not to:

–	Establish or use any secret or off-balance sheet fund or account for any purpose;

–	Use corporate funds to establish or use any numbered bank account that is not identified by the name of the owner; or

–	Establish or use any offshore corporate entity for any purpose other than a legitimate Company business purpose.

All business records and communications should be clear, truthful and accurate. Business records and communications often become public through litigation, government investigations and the media. We will avoid inappropriate exaggeration, colorful language, guesswork, legal conclusions, and derogatory remarks or characterizations of people and companies. This rule applies to communications of all kinds, including e-mail and “informal” notes or memoranda.

COMPLIANCE WITH LAWS, RULES AND REGULATIONS

This Code of Ethics is based on GAINSCO’s policy that all Covered Officers comply with the law in the conduct of GAINSCO’s business and generally. While the law prescribes a minimum standard of conduct, this Code of Ethics requires conduct that often exceeds the legal standard.

REPORTING OF CONDUCT IN VIOLATION OF THIS CODE

Each Covered Officer must promptly report any violation of this Code of Ethics by himself or any other Covered Officer by submitting a memorandum detailing such violation to the Chairman of the Audit Committee.

ADMINISTRATION AND WAIVER OF CODE OF ETHICS

This Code of Ethics shall be administered and monitored by the Audit Committee, which will have exclusive jurisdiction over administering this Code of Ethics. Any questions and further information on this Code of Ethics should be directed to the Chairman of the Audit Committee.

The provisions of the Code of Ethics will be distributed to all Covered Officers following its adoption and will be reissued to existing Covered Officers from time to time. Covered Officers will be required to sign a receipt form for this Code of Ethics indicating they have read this Code of Ethics and comply with its provisions.

Covered Officers of GAINSCO are expected to follow this Code of Ethics at all times. Generally, there should be no waivers to this Code of Ethics; however, in rare circumstances conflicts may arise that necessitate waivers. Waivers will generally be determined on a case-by-case basis by the Audit Committee and may require disclosure of any waiver of a provision of this Code of Ethics on Form 8-K (or on the GAINSCO website) within two business days after it the change is made or the waiver is granted.

Known or suspected violations of this Code of Ethics will be investigated and may result in disciplinary action up to and including immediate termination of employment.